Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

OSTK - Q4 2012 Overstock.com, Inc. Earnings Conference Call

EVENT DATE/TIME: JANUARY 24, 2013 / 04:30PM  GMT

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CORPORATE PARTICIPANTS

Jonathan Johnson Overstock.com - President

Steve Chesnut Overstock.com - SVP, Finance and Risk Management

Patrick Byrne Overstock.com - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Nat Schindler Bank of America Merrill Lynch - Analyst

Justin Ruiss Sidoti & Company - Analyst

PRESENTATION

Operator

Good morning. My name is Jody, and I will be your conference operator today. At this time I would like to welcome everyone to the Overstock.com fourth quarter 2012 earnings conference call. (Operator Instructions).

I would now like to introduce today’s presenter Mr. Jonathan Johnson, President of Overstock.com. Please go ahead, sir.

Jonathan Johnson  — Overstock.com - President

Thank you, Jody. Good morning, and welcome to our fourth quarter and full year 2012 earnings conference call. Joining me on the call today are Dr. Patrick Byrne, Chairman and CEO (Patrick is joining by phone today), and Steve Chesnut, Senior Vice President of Finance and Risk Management.

To begin let me remind you that the following discussion and our responses to your questions reflect management’s views as of today, January 24, 2013, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results are included in the Form 10-K we filed last year and the Form 10-Q we filed on October 25, 2012.

During the call, we will discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filing with the SEC, each posted on our Investor Relation website, contain additional disclosure regarding these non-GAAP measures, including reconciliation of these measures to the most comparable GAAP measures. Please review the Safe Harbor statement on slide two.

With those formalities out of the way, I would like to turn the call over to Steve to highlight some of the financial results.

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

Thank you, Jonathan. Please turn to slide three of the presentation, which is available on our Investor Relation website. In addition to the annual results, I am going to add some comments about our fourth quarter results, and those fourth quarter results are found on slide ten.

2012 total net revenue was $1.1 billion a 4% increase from last year. Q4 total net revenue was $342 million, a 9% increase from last year. Regarding gross margin for 2012, this improved 110 basis points from last year to 18.1%, and the gross profit dollars increased by 11% to $198.4 million. In the fourth quarter, gross margin improved 170 basis points from last year to 17.9%, and gross profit dollars increased 20% to $61.2 million.

Contribution for 2012 increased 15% to $135 million and contribution margin was 12.3%, an improvement of 120 basis points from last year. Q4 contribution was $40.6 million a 27% increase from last year, and contribution margin improved 170 basis points to 11.9%. Combined technology and G&A expenses for 2012 decreased by $12.1 million due primarily to a reduction in compensation and legal costs. Q4 Technology and G&A expenses decreased by $1.4 million.

Net income for the year improved by $34.1 million to a positive $14.7 million, or $0.62 a share. Net income for Q4 increased $12.2 million to $8.8 million, or $0.37 per share. We ended the year with $93.5 million in cash and cash equivalents. During the quarter we also note that we paid $17 million and exited our asset backed line of credit. We generated $21.6 million of working capital in 2012 as we ended the year with $7.5 million of positive working capital compared to a negative $14.1 million at December 31, 2011.

So, Patrick, with that, let me turn the call over to you for the balance of the presentation.

Patrick Byrne  — Overstock.com - Chairman, CEO

Okay. Thank you, Steve, and thank you for getting this all together by the 24th. I am just going to run through the slides. Revenue, next slide, is we have gotten the nose of the plane back above the horizon, not dramatically just a couple of degrees, 4 degrees, but it is nicer. As a former pilot I know it is nicer to get your nose above the horizon. You get a lot more options. So we have growth and in the fourth quarter it kicked back in to 9%. Revenue is satisfactory.

Gross profit the increase of 110 basis points comes from a tremendous amount of work by the executive team in all kinds of areas. Driven first by fantastic business intelligence that we are getting out of Steve’s group, but also all up and down the supply chain and in the sourcing and in various methods that we have built to get our suppliers realizing that it is in all our interest for them to be offering the best price first and giving them feedback about pricing and how much more volume they can expect. Giving them price elasticity curves basically. All these things are adding up to us nibbling 110 basis points more out of our cost structure, and I don’t see any reason for that to stop.

We have projects that are coming live over the next 18 months that I think strip a tremendous amount more out of our expense — that adds to our gross margin. Gross profit is just the arithmetic. Contribution, I have mentioned many times that I view contribution as— this is how we really judge our growth. Contribution dollars—this is what pays the rent—and this is gross profit minus marketing. Interestingly you will note that we and Amazon keep our numbers a little bit differently. They put a bunch of logistics numbers in the line they call “sales and logistics” or something.

So to get to apples-and-apples — so their margins look higher, but actually if you calculate their contribution margin and our contribution margin, generally you come out within a few dozen basis points of each other. We are happy to see this growing 15%. Like to see it growing faster, but we think of the industry growth now was say 12% to 15%, so we are back above — and if the industry is growing that at the top line, I think I can assume the industry is growing their contribution margin at that top line at that line as well, at 12% to 15%, and it is nice to see us back at or above the industry in terms of growth.

As a matter of fact, I think if you look at players other than Amazon, certainly if you look at pure play players, our understanding is things have gone flat, flattish, for them. As the Christmas season wore on, we saw evidence of and heard evidence around the industry of things being a little softer than expected. And I started seeing projections dropping for the industry in general down to the 8% to 12% range, and, again, the pure plays are at the bottom end or below the bottom end of that. And Amazon and eBay are up above the top end of that range. So in any case, we are happy that we have our growth back I think a good notch above the industry now.

Next slide contribution versus technology. Good belt tightening. Contribution versus technology and G&A basically you see some good belt tightening in the last year has gotten those lines back where they crossed as they should be or uncrossed I should say. Okay. Net income $15 million. We are happy with that. It is nice start. It is nice start. We think the earnings power of this business is just beginning to get expressed and be recognized by a very few people.

Operating cash flow and free cash flow - nice that they are $28 million and $15.6 million. It is always good when that is positive. We are adding to our cash, and I am happy, so happy, we paid off the last of our debt. It is funny that we — now might be a time that you would want a nice thick layer of debt I suppose if we get it fixed for some long-term, but hasn’t been in the offering yet, so we paid off our debt. We are debt-free. I like being able to say that.

Then we get in to the quarterly results. Steve, would you like to walk through anything you want to say about the quarterly’s?

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

Yes. On page 11 it is nice to see the 9% top line revenue growth. I think as we progressed through the year we are continuing to build strength on the revenue line.

Patrick Byrne  — Overstock.com - Chairman, CEO

Jonathan, why don’t you walk through us through the quarterly slides?

Jonathan Johnson  — Overstock.com - President

Thanks, Patrick. On slide 11, you can see we are up 9% at $342 million. Slide 12, you can see the quarterly gross profit grew 20% at $61.2 million. We are very pleased with this result, and we like the fact that 2012 graph has sloped up there, so that is good. On slide 13 you can see our quarterly gross margin and contribution. Those held nicely. Q4 does generally dip a little bit because of the mix-shift in what people are buying for the holidays, but we like having contribution where it was at 11.9% and for the year it was 12.3%. We are very pleased with those results.

Slide 14, the quarterly contribution and growth chart. Again, 27% growth. We are pleased with that. And I think we can continue to work on that and do better. Looking at slide 15, you can see our quarterly operation expenses. Marketing - we did spend a fair amount in Q4, and we are pleased with the results, but it was more than last year. So you can see the numbers here.

Patrick Byrne  — Overstock.com - Chairman, CEO

Can I interrupt here, Jonathan?

Jonathan Johnson  — Overstock.com - President

Please.

Patrick Byrne  — Overstock.com - Chairman, CEO

I would say that this graph a number that is really useful is the sum of G&A plus tech. We ought to do — this is a good graph, but we ought to do this putting them up bottom and marketing on the top, because the world should understand we manage marketing. We fine tune it as a variable expense that really varies very closely with sales of course. So if that were on the top and we had the G&A and tech on the bottom of these bar graphs, we could look at the sum of the G&A and tech and it would be a good way to look at things.

Jonathan Johnson  — Overstock.com - President

That is a good change. We will do that. The sum of the three is just over $53 million and marketing was just over $20 million in the quarter, but the other quarters are not as easily to see, so we will make that change and show it that way going forward.

Slide 16 - quarterly net income. The thing that most pleases me is that every quarter in 2012 we were profitable and finished strong with just under $9 million in the fourth quarter. Slide 17, operating and free cash flow, again, these numbers are in a good place for us. We like where they are. On slide 18, you can see our trailing 12-month inventory turns for our core business. They are up a little bit over where they were last year, at 5.4 turns. Not high enough for us. We think we can do better, but when you look at all the business together running at 34.5 that is a good business for us.

And then on slide 19, you can see our trailing 12-month GMROI. Fourth quarter is always a little lower, but it is a real nice improvement over the 2011 number. So we are pleased with that. You can see on slide 20, we had a slight decrease year-over-year in unique customers, but basically held flat like it has for most of the year looking at each quarter in a year-over-year basis. And then on slide 21, new customer and the cost per acquisition, you can see we did increase new customers, and it cost us a little bit more to get them this year than last year.

Slide 22 I think has some good news, our average order size has a 15% increase year-over-year when you look at it on a quarterly basis, and the orders are down. So I think the message is - we are getting new customers, and the customers are purchasing a little bit more with us, the higher average order size. And then on slide 23, gross profit per transaction. You can see that was a 25% increase, and it is up over $20 now. And then the last slide, slide 24, you can see that year-over-year our corporate headcount decreased by 3%. It has ticked up a little each quarter this year, and we are being very thoughtful on our hiring still looking for more developers that speak Java, and that is where most of this growth is.

Patrick, anything else to add?

Patrick Byrne  — Overstock.com - Chairman, CEO

Nothing to add to that. I should note that somebody sent in e-mail of some questions. You have that in front of you. Why don’t you run through them, and then we will take questions from the audience.

QUESTION AND ANSWER

Jonathan Johnson  — Overstock.com - President

Let me ask a few of these questions. Just on general economic outlook, Patrick, in the past you have talked about being on the edge of a global financial melt-down. What are your thoughts for 2013, and how do you think that will affect the business?

Patrick Byrne  — Overstock.com - Chairman, CEO

Well, I gave that metaphor of a bridge built for 100 trucks and there are 300 on it, and you can say, well, how many more can get on it? And I would say, I don’t know. I thought it was only going to make it to 100. The system is so stressed, and I would not have thought it would have made it this long. Obviously, the US Government is putting the full faith and credit of the Treasury, in various ways, behind supporting this whole thing. John Maynard Keynes used to refer to the bezel, which was at any given time in civilization there is a bezel, and it is getting bigger and smaller, or smaller, and it is the difference between if everybody added up — if you could freeze time and add up what each individual thinks they own in the financial system and then you could look at what is actually collectively there — the difference between the two is the bezel, it’s the amount that has been embezzled out of the system. And I think in one way or the other through actuarial unsoundness, through the settlement system, through et cetera, et cetera, the bezel has reached the breaking point in our society, and the Government is being chummed in to guaranteeing it, and they are not standing up to, of course, the financial industry is doing it.

So with that said, I think in a zombies-walk-the-earth scenario no business model matters, but short of that, I think the cookie is going to crumble from the outside in. Overstock is in the business of moving electrons around more than moving boxes. It is algorithms and electrons, and that is where you are going to want to be standing. We have a super agile, super flexible supply chain. It is getting more so month-by-month over the next 18 months. There is a very deliberate plan, so the next 18 months it will really be the network agile supply chain that I really do not think anybody else has. So I think that gives us a lot of downside protection. Of course, if there is a contraction, it is going to affect consumer spending, and that will hurt us just like everybody else.

But we have wonderful plans. We plan out different scenarios for what kind of contraction and what we have to do. We already have the files in the filing cabinet on given this set of circumstances these are how we are going to cut the expenses, this is what we are going to do differently. And we have one file for each scenario we can think of. We do a lot of planning to make robust our systems, not just technologically, but our corporation in a way that we care a lot about our employees. And we have given this a lot of thought of how do we keep this — given whatever happens, or if something happens, and Lord knows I hope it does not happen, but given any sort of downturn or financial dislocation how we can keep our people safe and happy and our corporation robust. It is like that old joke I do not have to run faster than the bear, I just have to run faster than you. We just have to run faster, be able to be more agile and more robust than everybody else in that situation.

That may be a longer answer than people wanted. I cannot handicap the chances that I think something is going to happen. The GAAP financials — every year the Treasury by law has to say what its GAAP deficit would be, and people talk about this $1 trillion, $1.4 trillion deficit, but in fact, that is all on a cash basis. On a GAAP basis it is quite a bit larger. It has been running $4 trillion or $5 trillion. They delayed announcement of it this year in Q4. Oddly enough, they did not put it out when they normally do. They just put it out, I think, a week or so ago, and on a GAAP basis our Government is running a $6.9 trillion deficit now, which is 40%, 45% of GDP. I think in the long run, as Mr. Buffet taught me, GAAP financials are generally what capture the economics of an enterprise. I am just amazed that the system has held together as long as it has. I was just over in Europe, and I think — I will stop there on the economics lecture. Shareholders should know we think about these issues a lot maybe obsessively in the eyes of some. And we have plans, and we have taken steps to make our systems, our Company, not just the technology, but our workforce robust, and robust in the face of all kinds of possible events.

Jonathan Johnson  — Overstock.com - President

Another question that came in was to please give us an update on the Goldman Sachs lawsuit.

Patrick Byrne  — Overstock.com - Chairman, CEO

Take a stab at that yourself.

Jonathan Johnson  — Overstock.com - President

I will do that. I am just reading the question first. Last January it was dismissed on summary judgment on technical grounds. We have filed our appellate brief. The Goldman and Merrill responses are due toward the end of March, and then we will file a reply and look for the court to set a date to hear our appeal. We do have good confidence in the brief we filed. We like the legal arguments we made. And we expect to be back at trial eventually. So that is update on the Goldman Sachs suit.

Patrick, another question that came in was just about competition in general. What do you see as our competition and how are brick-and-mortars becoming brick-and-clicks affecting us?

Patrick Byrne  — Overstock.com - Chairman, CEO

Well, I think the brick-and-mortars have gotten much better at brick-and-click. It was really about the middle part of the last decade that Walmart and Target started to get very good. Their websites themselves became leading state-of-the-art websites. Sears has developed a good website. It is becoming more common and easier and a lot lower priced than it was 10 years ago to have a really first-rate website. And there is such an advantage to the brick-and-click model. I think where the Gods of economic probably want the models to converge is at brick-and-click, because the guys who have Walmart has how many hundred million people a week come into their stores, and they can just add at the bottom of their receipts visit Wal-Mart.com as they print out the receipts. That is a zero marginal cost for them for marketing to 100 million people a week. Whereas, we have 7 or 8 points of our expense structure tied up in having to market.

On the other hand, we have some advantages that they do not have. But at the end of the day, I think the combination brick-and-click is where the Gods of economics think the real equilibrium is going to arise overtime. But what that means is, in general, the pure plays are not doing so well. I have heard that their growth is actually down to about zero, and we will know more. The pure plays are having a harder time of it because they have that constant headwind to be walking into that I described. So as the brick-and-mortars get better with their websites — and they can also offer things like you order it and you pick it up in the store if you don’t like it you just return it to the store, anyone of our stores, things like that. Those are real advantages over the pure play model.

Again, I respect all our competitors, but I think in particular the brick-and-mortar fellows are the ones to watch. On the other hand, many of them are still 5 to 10 years behind. It is kind of surprising me there are major retail chains out there who their online presence is basically a website you go to and you type in your ZIP code and it tells you where the closest store is. It is like circa 1999 technology. I think that they are waiting. Those kinds of companies have been waiting to see how the Internet shakes out, but I have some evidence that even in those cases people are saying, okay, we have waited long enough. We see how it going to shake out. We see what we want. We waited a decade longer than we might have, but we see what is the way to go now, and they are getting serious about developing an online presence, or acquiring.

Jonathan Johnson  — Overstock.com - President

The next question that has come in, and it is probably best for Steve to field this, is - please comment on the increase in deferred revenue.

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

As you will see on balance sheet our deferred revenue line increased 2012 over 2011. This is driven by two things. First of all, for revenue recognition we do not recognize the revenue until the goods are actually delivered to the consumer. December finished strong, but because we cannot recognize that revenue until it is actually delivered. And UPS because of how the timing of the calendar stopped shipping those last couple of day we saw an up-tick in the deferred revenue line. Obviously, that is going to roll in to January.

Jonathan Johnson  — Overstock.com - President

The next question has several marketing components - Patrick noted in 2011 that we stumbled. How is 2012, how is our new SVP of Marketing Tim Dilworth doing, can we have update on Club O and any thoughts on 2013? Patrick, do you want to take the initial stab at that?

Patrick Byrne  — Overstock.com - Chairman, CEO

Sure. Club O is growing. We think we have it back on track. It did stall for a bit. It actually got good for a year then it stalled, but now we have a dedicated first team who is taking it and driving it with some good ideas. Tim is doing wonderfully. He has been here about 10 months, settled in. I would say our online marketing is all dialed in, and email is all dialed in, and our website is dialed in but there is more we can do. And there is a whole list of project he is chewing his way through. It will probably take this year to chew through them all.

I think our marketing we have adequately done the brand-building side and getting the warm associations in our marketing, and you can expect to see some new ads come out that maintain the educational value but that add a lot more information, which we think is — I like informative ads myself, and not just sort of the ones that are touchy feely and make you feel good about a company. So Tim and Stormy have developed a skeleton going forward that should be both entertaining and also informative about the features of shopping Overstock.

Jonathan Johnson  — Overstock.com - President

I would just comment that we did have some self-inflicted marketing wounds in 2011, but I think those have been remedied in 2012. And we think marketing is running very well internally. Jody, I think we are ready to take question from those that have logged in?

Operator

(Operator Instructions). Our first question comes from the line of Nat Schindler from Merrill Lynch.

Patrick Byrne  — Overstock.com - Chairman, CEO

Hi, Nat.

Nat Schindler  — Bank of America Merrill Lynch - Analyst

Hi there. Few questions here if you will let me. I will start off with one real big picture. I know you are not probably jumping up and down on the idea of changing your brand again after O.co, but in a lot of ways I am just wondering whether you think of yourself as an overstock or off priced merchandise company anymore considering so much of your sales are bedding and furniture and home stuff that really are not off price. They might be good deals or what have you, but they are new in season product, and does your brand now really reflect what is really your driver which is that home goods?

Patrick Byrne  — Overstock.com - Chairman, CEO

Good question. I have concerns about that myself, which is why I may have been a little quick to draw on the O.co. I do not think that overstock really expresses all that we do. Now just be aware there are different ways that something can be overstocked. There can be overstock in the sense of canceled order, but there also can be overstock in terms of materials in the supply chain or time in the factory that we are getting special rates on in order to keep a factory busy somewhere that does not have some orders for a six week period and they want some fill in business. Even if stuff looks like you described first run and such there may be a different kind of supply chain overstock story behind it.

But in general I do not think the name Overstock really fully expresses what we do now. We do think our pricing is the most competitive on the Internet. In fact our data last I saw was we are about 9% cheaper than Amazon. If you take our products and you find our products on their site and compare in general we are about 9% less expensive, and I think our customer service is better and so on and so forth. I think that it may be time that we — you may see some other effort to evolve away from Overstock as a brand, but this one would be much more patient and careful and low risk.

Jonathan Johnson  — Overstock.com - President

I would also like to comment on that if I may, Patrick. When we did the rebranding back and forth in 2011, one thing we learned from our customers was they understood what Overstock meant, and it did not necessarily mean to them liquidation, but it meant a place for great deals. So, Nat, while I think you are technically correct, we are primarily no longer a liquidation site. We are still a discount site, and the customers I think recognize that in the brand.

Nat Schindler  — Bank of America Merrill Lynch - Analyst

Okay. And then another question, particularly for Steve. This is more technical - your technology line item had been going pretty linearly by quarter and then there was a pretty big a substantial quarter-over-quarter step up in the fourth quarter. Is this a new level that you are going to grow from as you use technology to improve your ability to move product or was there something one time in this quarter?

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

No. I think it is a recognition that, as Jonathan and Patrick have said, we went skinny at the beginning of the year, and we have been adding in and hiring and building the technology side of the business. So I think this is more a new level of spend.

Nat Schindler  — Bank of America Merrill Lynch - Analyst

Okay. This line usually goes like that, but you guys have had one-time things in the past, so I wanted to clear that up. Final question for Patrick - you have said this was several years ago now, that you really did not see yourself running this business really this long. You have returned to growth, you are at profitability, are you looking towards your transition at this point?

Patrick Byrne  — Overstock.com - Chairman, CEO

No. I am having way too much fun. I am having way too much fun. I think I have been saying that since 2003 that I do not see — Buffet said he is going to be carried out feet first and then he is going to manage by seance. I don’t think I am going to do that, but I am having too much fun. I know what is coming down the pike in the next couple of years and I think it is going to be really fun. And I think we are going to get Goldman Sachs in to court, and I would not miss that for the world. I think we are going to get them into court sometime next year. But I am having too much fun.

And the truth is it has become — now that we have such a solid executive team my life is changing immensely in that I am getting to be institution guy. I am getting to design the institutions of the Company. And the institutions that surface different voices and modulate the different voices correctly. And I spend actually a lot of time designing the Enterprise 2.0 systems, and working with that, team which has contributed mightily to the improvements. We have all kinds of Enterprise 2.0 technologies that we have built ourselves on a Microsoft SharePoint platform - which by the way is a phenomenal platform. Microsoft has something called SharePoint which is now in the last few years turned in to a really powerful system for corporate Enterprise 2.0 platform and we have done a lot on that.

And it is really fun for me to be not sort of filling in for executives now that we have a full team, every one of whom can do his or her job better than I could do his or her job. So my contribution I am getting to be kind of the philosopher-statesman in terms of designing the institutions within the Company and setting up constitutional principles and debating constitutional principles with people and establishing constitutional principles and the budgeting — working with Chesnut on the budgeting - and really thinking hard about the institutions. How do we want to design the Company so it is going to have the best next 10 or 20 years? Do I see myself with it that next 10 or 20 years? At some point there are other things I might like to do, but I am really having the time of my life now.

Nat Schindler  — Bank of America Merrill Lynch - Analyst

Thank you.

Patrick Byrne  — Overstock.com - Chairman, CEO

Thank you, Nat. It is fun working with the colleagues I have right down to — throughout the Company. It is corny to say, but we just have — I am like Buffet I want to tap dance in to work every day. It is just a fun place to work.

Nat Schindler  — Bank of America Merrill Lynch - Analyst

Okay. Thanks.

Operator

(Operator Instructions). Our next question comes from the line of Justin Ruiss from Sidoti.

Patrick Byrne  — Overstock.com - Chairman, CEO

Hello, Justin.

Justin Ruiss  — Sidoti & Company - Analyst

Hello. How are you?

Patrick Byrne  — Overstock.com - Chairman, CEO

Good, sir. How you are you?

Justin Ruiss  — Sidoti & Company - Analyst

I am doing well. I have a bunch of questions. First of easy one, I am assuming that CapEx went up in tandem with the technology spend?

Patrick Byrne  — Overstock.com - Chairman, CEO

Yes. Steve, do you want to augment that?

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

We are trying to keep the CapEx in line with where revenue and cash flow is going.

Patrick Byrne  — Overstock.com - Chairman, CEO

I would prefer to expense all of our development, but unfortunately, there are these accountants who say no to some of it — to me, it would be more conservative to expense everything we can expense, but we have to capitalize some of it, and the accountants have a very careful study and decide what gets capitalized and what doesn’t.

Justin Ruiss  — Sidoti & Company - Analyst

Perfect. Okay. Before when you were talking about gross profit and gross margin, you had mentioned the supply chain and sourcing that is going on. I just wanted to get to a feel of is it relationships with your suppliers and the sources is that what is improving? Or are you finding new sourcing methods? Are you getting on better terms with the existing ones? Can you speak to that a little bit?

Patrick Byrne  — Overstock.com - Chairman, CEO

All of that above, plus the logistics. The logistics is a big part of the cost. Our logistics are getting more rationalized, we are reaching scale, negotiating better and better deals, finding — using algorithms to find ways to shave basis points out of our shipping cost, handling our returns more efficiently, analyzing our returns and discovering for each component things we can do that generate a higher recovery cost for example. It is both in the logistics system and with the suppliers. And with the suppliers it is a matter of working with current suppliers, better tying them in to us, better getting them information they cannot get anywhere else, and we see a lot more steps we can take in that regard that incentivize them to give better and better pricing to us. So it is a combination of all those factors and it is snowballing.

Justin Ruiss  — Sidoti & Company - Analyst

Okay. Perfect. I just wanted to touch on marketing a little bit. Marketing is a huge factor for you. Is this the kind of level that we are going to be seeing going forward for marketing, and are you experimenting with different marketing routes? Everybody is doing social media and all this other stuff, but are you sticking with the traditional? Are you moving to other things? How does that work?

Patrick Byrne  — Overstock.com - Chairman, CEO

We do constant experimentation. We have a very forward thinking marketing team who is always at conferences, always reading the journals, getting of course all the visitors from the different marketing vendors. They have as part of their budget, not an insignificant piece of their budget, just for testing, testing new things. And we are known in the industry as different startups get created with different startup ideas about how we can do this or that with marketing. Tie Twitter into eDownload. People know they can come to us and we will do small deals for them so we can see if something works, and if it works we —We are known as being willing to work with a lot of innovative new companies. And then it is just like playing draw poker, but a game of draw poker where you can keep betting, discarding cards, getting new cards, betting again and doing that iteratively. I really do think it is to our advantage that companies like Rich Relevance, whom we love, and has been a great partner for us, and we have tried to be a good partner for them. They come to us with some new idea they have, and they know we will put some money into it. We do not expect them to do it for free, but we will put some money into it and try to get it off the ground with them. We probably, I would not be surprised — this is a rough guess, but I would not be surprised if 15% to 20% of our marketing dollars are actually going into areas where we do not know what the return is going to be. And we have to give it a try, and then we just see what works and make it a program.

Justin Ruiss  — Sidoti & Company - Analyst

And then just two other things. I do not know if you are at liberty to speak on this, but do you have any kind of guidance as to where you think inventory is going to be at the end of 2013?

Patrick Byrne  — Overstock.com - Chairman, CEO

Steve?

Justin Ruiss  — Sidoti & Company - Analyst

I mean on a dollar amount.

Patrick Byrne  — Overstock.com - Chairman, CEO

Chesnut?

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

I won’t give you an absolute dollar, but I think, as Jonathan mentioned, we are not happy with the inventory turns, so we are looking at ways that we can continue to shave inventory out of the network on the core side.

Patrick Byrne  — Overstock.com - Chairman, CEO

I would love if we could grow 15% and have the same inventory at the end of 2013. In other words we have gotten 15% better I think would be a reasonable goal.

Justin Ruiss  — Sidoti & Company - Analyst

Got you. On the revenue side, I just wanted to get a feeling I know a lot of revenue is derived from the home and garden and what have you, but was there any kind of mix this year that you saw that was a surprise, anything that is selling better?

Patrick Byrne  — Overstock.com - Chairman, CEO

I think our electronics are doing better than they have in the past, but, Steve, you have the numbers in front of you, why don’t you?

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

Justin, it is clear throughout the whole year we have seen a stronger and stronger mix in the home categories, and that also played out in the fourth quarter. We are seeing a little bit of that coming out of the electronics/BMMG areas, which are the lower margin categories for us and we are seeing the strength in more of the home categories.

Justin Ruiss  — Sidoti & Company - Analyst

Got you. Actually, one last question.

Patrick Byrne  — Overstock.com - Chairman, CEO

Let me throw something on that. Let me correct what I said. In electronics I know in the fourth quarter we now have I think for the first time an electronics department that we can be reasonably proud of. And we are getting prouder of it. We are getting new vendors. People are coming to us, people who are not crazy about other channels they have been dealing with. So I think we are on our way to having a very strong electronics department.

Justin Ruiss  — Sidoti & Company - Analyst

Very nice. My last question is - now that you have paid off the debt, and you are debt free, any ideas with cash what that would be used for?

Patrick Byrne  — Overstock.com - Chairman, CEO

At these prices I would start buying-in stock. That would be my preference, Jonathan, Steve Chesnut, what do you say. Not to that, but what would you do with more cash?

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

Clearly the stock price where it is provides an opportunity. I think we also see opportunities to continue to whether it is technology enhancing the business as we have continue to invest, fundamentally investing in the business as we know it today to keep extending the reach.

Jonathan Johnson  — Overstock.com - President

I agree with that. I think we can spend our cash within the business in ways that will have nice ROI, and we always have projects on our list that we want to get done and not having to service debt will help us do that.

Steve Chesnut  — Overstock.com - SVP, Finance and Risk Management

Patrick, you talked about supply chain. There are still many opportunities with our partner network to enhance the supply chain and visibility of the supply chain to become better and better business people with us. There is no lack of opportunity internal to continue to enhance who we are today.

Patrick Byrne  — Overstock.com - Chairman, CEO

Right. And I also see international as a great opportunity for us. Right now only a couple percent of our sales are international, but we have actually built a really good international website. It needs to be supported more. We have a way of going international we have figured out that should not take much capital, and it is different way than other people have approached it. And you will see that starting unveil unroll actually in April should be the first country. That is an area.

In general I would go with we have so many projects we can do now that we see as really additive to the business, and we want to have a disciplined expense structure. Not going go willy-nilly after them all. But I am not sure if our constraints should really be the budget or how quickly we can grow the development teams and business leaders who can pursue those projects. That is really more of the constraint than the budget dollars. As we develop more and more of that human capital that can pursue we have a couple of huge projects on the board for this year, and if we get those well started and well designed and stuff, I could see spending some extra dollars into getting them resourced so they can finish in half the time they otherwise would.

Justin Ruiss  — Sidoti & Company - Analyst

Thank you very much, and very best of luck.

Patrick Byrne  — Overstock.com - Chairman, CEO

Thank you, Justin.

Jonathan Johnson  — Overstock.com - President

Thanks, Justin. Jody, any other questions?

Operator

No, sir. There are no more questions. I will go ahead and turn it back to the presenters for closing comment.

Jonathan Johnson  — Overstock.com - President

Great. Patrick, anything else you want to say before we close?

Patrick Byrne  — Overstock.com - Chairman, CEO

Thanks for sticking it out another year. It was a good year for us, for shareholders in the sense that our stock has about doubled in the last year, it has tripled in the last 6 months. You know that we do not pay attention inside the Company to stock price. We pay attention to the intrinsic value we are building, and we think we have built a heck of a lot of intrinsic value in this Company that seems the world is starting to figure out.

Jonathan Johnson  — Overstock.com - President

I would agree. We thank our investors for trusting us with their capital, and we will keep working hard with it and get back to it now. Thanks a lot.

Patrick Byrne  — Overstock.com - Chairman, CEO

Bye-bye.

Operator

Thank you, sir. That concludes today’s conference call. You may now disconnect.

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